SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 1, 2004

First Equity Properties, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-11777	95-6799846

(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Valley View Lane, Suite 300, Dallas, Texas	75234

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	214-750-5800

(Former name or former address, if changed since last report)

1

Item 2. Acquisition or Disposition of Assets

     Effective May 1, 2004, First Equity Properties, Inc. (the “Registrant” or “FEPI”) sold all of the issued and outstanding Common Stock of Carmel Realty, Inc., a Texas corporation (“Carmel”) and a 99% limited partnership interest in Carmel Realty Services, Ltd., a Texas limited partnership “CRSL”) for an aggregate sale price of $2,072,540 (a basis equivalent to a ten times capitalization of the management fees collected by Carmel and CRSL during 2003) to Regis Realty I LLC, a Texas limited liability company (“Regis”). The two entities which had been available to engage in property management and real estate and brokerage activities were originally acquired by FEPI in January 1997 by the issuance of 32,500 shares of Series A 8% Cumulative Preferred Stock with a liquidation value of $1,000 per share (the “Series A Preferred Stock”). FEPI previously redeemed the Series A Preferred Stock.

     During the fiscal year ended December 31, 2003, Carmel had management income of $111,462 and CRSL had management income of $95,792. The general partner of CRSL is Basic Capital Management, Inc., a Nevada corporation (“BCM”). The Purchaser, Regis, is affiliated with BCM and performs certain property management and real estate and brokerage activities for other entities.

     Regis paid cash of $250,000 to FEPI and delivered a promissory note dated May 1, 2004 in the stated principal amount of $1,822,540 payable to the order of FEPI on demand or, if no demand is made prior thereto, on April 30, 2009, with interest payable monthly as it accrues. Such promissory note is secured by a pledge of the Common Stock of Carmel and partnership interest of CRSL sold.

Item 5. Other Events and Regulation FD Disclosure

     Pursuant to the requirements of NRS 78.2055, on June 7, 2004, the members of the Board of Directors of FEPI proposed and recommended to the stockholders a reverse-split on a 1-for-10 basis of the shares of Common Stock, par value $0.01 per share, without any adjustment to the par value per share, and without any reduction in the authorized number of shares of Common Stock at the same par value. The recommendation was submitted to the holder of approximately 75% of the outstanding common stock, Nevada Sea Investments, Inc., which executed a written consent dated June 8, 2004, pursuant to NRS 78.320 adopting and approving the 1-for-10 reverse stock split of the shares of Common Stock without any change in the par value and without any reduction in the authorized number of shares of Common Stock of FEPI pursuant to the Articles of Incorporation. The 1-for-10 reverse stock split was to effective on the date (the “Effective Date”) which was the later to occur of (i) the date of filing with the Secretary of State of Nevada of an amendment to the Certificate of Incorporation, or (ii) the last day of any required waiting period under Rule 14c-2(b) under the Securities Exchange Act of 1934. Under that rule, the reverse stock split could not become effective until 20 days after the mailing of an Information Statement pursuant to Section 14c under the Securities Exchange Act of 1934 to existing stockholders of FEPI. The Effective Date of the reverse stock split is July 12, 2004. The CUSIP number for the post-split shares is 320097-20-7.

     Under the approved action, based upon the 10,570,944 old shares outstanding on the Effective Date, the 1-for-10 reverse stock split would decrease the number of outstanding shares by approximately 90%, which, after giving effect to an upward adjustment or “rounding up” for any fractional shares, added 534 shares to result in 1,057,628 post-split shares outstanding. The 1-for-10 reverse stock split did not adversely effect any stockholders proportionate equity interest in FEPI subject to the provisions for elimination of fractional shares by rounding up to the next whole share which slightly increased the proportionate holdings of all stockholders other than Nevada Sea Investments, Inc. Each post-split share continues to be entitled to one vote at each stockholders meeting as was the case with each outstanding old share.

     In connection with the implementation of the 1-for-10 reverse stock split, no certificate or script representing any fractional share interest will be issued, but a holder of the old shares received in lieu of any fraction of a post-split share to which the holder would otherwise be entitled a single whole post-split share on a “rounding up” basis without regard to any price. The result of this “rounding up” process increased slightly the holdings of those stockholders who held a number of old shares which was not evenly divisible by 10, resulting in an increase of 534 shares.

     FEPI’s old shares of Common Stock, while available for trading in the over-the-counter market, to the knowledge of management, have not resulted in any material trading activity since their initial issuance in 1997. The old shares were issued pursuant to the terms of an Order Confirming Plan of Reorganization dated May 15, 1996, entered May 20, 1996, as modified by the First Modification Plan of Reorganization (the “Confirmed Plan”) resulting from a Chapter 11 bankruptcy proceeding styled In Re: Wespac Investors Trust III, Case No. 94-00228-K11 in the United States Bankruptcy Court for the Eastern District of Washington.

     On May 31, 2004, Ronald E. Kimbrough resigned as a director of the Registrant, and Ken L. Joines, acting in his capacity as the sole remaining director, elected Louis J. Corna as a director of the Registrant effective June 1, 2004, to serve with Ken L. Joines resulting in one vacancy remaining on the Board of Directors. Louis J. Corna was also elected Vice President and Treasurer, and Ken L. Joines has been elected Vice President and Secretary on June 1, 2004.

     Ronald E. Kimbrough did not furnish the Registrant with any letter describing any disagreement nor is there known to be any disagreement between Ronald E. Kimbrough and the Registrant on any matter that would require to be disclosed.

     Louis J. Corna is Executive Vice President, General Counsel, Tax Counsel and Secretary (since February 2004) of Income Opportunity Realty Investors, Inc. (whose common stock is listed and traded on the American Stock Exchange), Transcontinental Realty Investors, Inc. (which has its common stock listed and traded on the New York Stock Exchange), American Realty Investors, Inc. (which has its shares of common stock listed and traded on the New York Stock Exchange) and BCM, Prime Income Asset Management, Inc. and Prime Income Asset Management LLC.

Item 7. Financial Statements and Exhibits

     (c)  Exhibits. The following exhibits are filed herewith as exhibits and incorporated by reference as indicated below:

Exhibit
Designation	Description of Exhibit
3.3	Certificate of Amendment to Articles of Incorporation as filed with the Secretary of State of Nevada on July 12, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

Date: July 22, 2004	FIRST EQUITY PROPERTIES, INC.

	By:	/s/ Ken L. Joines Ken L. Joines, Vice President and Secretary